EXHIBIT 99.1

JohnsonDiversey, Inc. Names President and Chief Executive Officer

Gillette Executive Joins Global Cleaning and Sanitation Company

Friday, December 23, 2005, 12:00 EST

RACINE, Wis. – JohnsonDiversey, Inc. today announced the appointment of Edward F. Lonergan as President and Chief Executive Officer.

Lonergan joins JohnsonDiversey, Inc. after nearly four years as President of the European region for The Gillette Company. His appointment is effective February 13, 2006.

“Ed is the right leader at the right time for JohnsonDiversey,” said Chairman S. Curtis Johnson. “He brings a wealth of business experience and a proven track record of building high-performance organizations.”

Mr. Lonergan has been directly accountable for more than $3.8 billion in sales revenue at The Gillette Company, generating double-digit compound annual growth during his tenure. He and his team led strong improvements in brand equity and strategic customer growth while significantly enhancing the operational efficiency of the European region.

“Ed’s strong sales and development skills and bottom-line focus will serve this company well as we continue to compete as a global leader in our industry,” Mr. Johnson said.

Mr. Lonergan said he’s excited about the values of the company as well as the opportunity he sees in the industry.

“I’m deeply impressed with the values of JohnsonDiversey and all the companies led by the Johnson Family,” he said. “This is a business that cares deeply about its people, its customers and its communities. And the future is bright in the global cleaning and sanitation industry. It is a fragmented industry where innovation and customer service excellence can have an enormous impact.”

Prior to joining The Gillette Company, Mr. Lonergan spent 21 years with The Procter & Gamble Company, where he held a variety of leadership positions both domestically and internationally, including general management roles in customer business development and in developing markets.

Mr. Lonergan graduated from Union College in New York in 1981 with a BA in political science and is married with two adult children.

Current JohnsonDiversey, Inc. President and CEO Greg Lawton will continue to serve until Mr. Lonergan is on board.

JohnsonDiversey, Inc. is a leading global provider of commercial cleaning, sanitation and hygiene solutions, serving customers in the lodging, food service, retail, health care and food and beverage sectors as well as building service contractors.

JohnsonDiversey, Inc. is a one of four separate companies controlled by the Johnson Family of Racine, Wisconsin, USA. With sales into more than 140 countries, JohnsonDiversey, Inc. provides customers worldwide with the products, solutions and expertise to make their facilities the safest and cleanest in the world. To learn more, visit www.johnsondiversey.com.

Contact:

John Matthews

Vice President Corporate Affairs

262-631-2120

john.matthews@johnsondiversey.com